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                                                                    EXHIBIT 99.2


[VERSO TECHNOLOGIES LOGO]

VERSO ANNOUNCES EXECUTION OF AGREEMENT TO SELL SECURITIES IN A PRIVATE PLACEMENT


ATLANTA -- (FEBRUARY 23, 2004) -- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced that it has entered into a securities purchase agreement to sell shares of its common stock and warrants to purchase common stock for $17.7 million in a private placement.

Pursuant to the securities purchase agreement, Verso will sell 9.8 million shares of its common stock and warrants to purchase 2.5 million shares of common stock to certain institutional investors in a private placement that is expected to close later today. The price of the common stock to be sold in the private placement is $1.80 per share and the warrants issuable at the closing of the private placement will be exercisable for a period of seven years and will have an exercise price of $2.30 per share.

The securities offered and to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of the terms of the private placement, Verso will be obligated to file a registration statement to register for resale under the Securities Act the shares of common stock issued and issuable upon exercise of the warrants sold in the private placement.


ABOUT VERSO TECHNOLOGIES
Verso is a leading provider of next-generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries around the world. For more information, contact Verso at www.verso.com or call 678.589.3500.

FORWARD LOOKING STATEMENTS
Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

INVESTOR CONTACT:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678-589-3579
Monish.Bahl@verso.com

MEDIA CONTACT:
Mary Frances Jones
Director of Marketing
Verso Technologies, Inc.
678-589-3575
MaryFrances.Jones@verso.com